Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:

Investor Relations: Richard Robuck, VP of Corporate Finance (512) 878-4000 richard.robuck@corp.grandecom.com	Media Relations: Brian Dolezal, TateAustin for Grande (512) 344-2035 bdolezal@tateaustin.com

GRANDE COMMUNICATIONS HOLDINGS, INC. ANNOUNCES RESULTS

FOR THE QUARTER ENDED JUNE 30, 2006

SAN MARCOS, Texas – August 10, 2006 – Grande Communications® reported financial results for the quarter ended June 30, 2006, including operating revenues of $47.6.million, net loss of $13.2 million, and Adjusted EBITDA (defined below under “EBITDA/Adjusted EBITDA”) of $7.0 million. On June 19, 2006, Grande sold the second tranche of non-strategic off-net MDU assets in Dallas for net proceeds of $0.6 million and recognized a gain on sale of assets of $0.6 million. This sale was in conjunction with the first tranche of MDUs sold on March 31, 2006, for $1.9 million, which included a gain on sale of assets of $1.9 million.

Company Highlights:

•	Adjusted EBITDA was $7.0 million, including $0.6 million from gain on sale of assets, in Q2 2006.

•	Grande ended Q2 2006 with $49.2 million of cash.

•	Grande ended Q2 2006 with 286,991 connections, after giving effect of the 1,623 connections included in the MDU sales on March 31, 2006, and June 19, 2006.

“Grande has assembled a solid management team with the addition of new key players,” said Roy Chestnutt, Grande’s CEO. “The team is coming together and putting the plans in place to deliver strong results for Grande in the coming quarters. Grande is committed to the customer and creating the most valuable customer base in the industry.”

Revenue and Cost of Service Detail

	Unaudited
	Three Months Ended
($s in thousands)	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006
Bundled Services
Revenue
Video	$12,499	$12,553	$12,975	$13,820	$14,342
Voice	14,684	14,690	14,703	14,658	14,598
Data	6,568	6,803	7,117	7,459	7,719

Total Revenue	$33,751	$34,046	$34,795	$35,937	$36,659
Cost of Service	9,271	9,352	9,627	10,145	10,158
Cost of Service %	27%	27%	28%	28%	28%

Broadband Transport
Revenue	$2,255	$1,999	$2,329	$2,334	$1,927
Cost of Service	496	236	388	317	236
Cost of Service %	22%	12%	17%	14%	12%

Network Services
Revenue	$13,769	$12,061	$11,267	$9,365	$8,971
Cost of Service	9,552	8,008	7,379	6,064	6,081
Cost of Service %	69%	66%	65%	65%	68%

Total Company
Revenue	$49,775	$48,106	$48,391	$47,636	$47,557
Cost of Service	19,319	17,596	17,394	16,526	16,475
Cost of Service %	39%	37%	36%	35%	35%

Q2 2006 Compared to Q2 2005

Grande’s operating revenues for the three months ended June 30, 2005 and 2006, were $49.8 million and $47.6 million, respectively, a decrease of $2.2 million, or 4%. This decrease was primarily driven by three components of network services. First, Grande’s decision to de-emphasize the international carrier switched service business drove a decrease of $1.0 million. Second, the company experienced a decrease in domestic carrier switched services revenue, which fell by $3.0 million. Finally, reciprocal compensation revenue decreased by $0.6 million from the three months ended June 30, 2005, to the three months ended June 30, 2006, due to regulatory changes. Revenue from bundled services increased by $2.8 million, partially offsetting the decrease in revenue from network service.

Operating revenues for cable television services for the three months ended June 30, 2005 and 2006, were $12.5 million and $14.3 million, respectively, an increase of $1.8 million, or 14%. Approximately 27% of the $1.8 million increase in cable television services is due to the annual rate increase, which occurred in January 2006. Operating revenues for telephone services for the three months ended June 30, 2005 and 2006, were $14.7 million and $14.6 million, respectively, a decrease of $0.1 million, or 1%. Operating revenues for broadband Internet and other services for the three months ended June 30, 2005 and 2006, were $6.6 million and $7.7 million, respectively, an increase of $1.1 million, or 17%. The overall increased revenues for bundled services from $33.8 million to $36.6 million for the three months ended June 30, 2005 and 2006, respectively, are primarily due to growth in the number of connections, from 262,270 as of June 30, 2005, to 286,991 as of June 30, 2006, and to a lesser extent from the aforementioned cable rate increase. The additional connections and revenues resulted primarily from continued penetration growth of marketable homes in Grande’s markets and selling to customers in areas where Grande recently constructed new broadband networks. Select operating metrics follow:

Selected Operational Metrics

	Quarter Ended
	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006
Operating Data: (1)
Marketable homes passed	325,581	328,041	331,173	336,596	334,528
Customers	131,538	134,919	136,109	138,793	136,920
Number of connections
Cable television	85,440	87,776	89,417	92,174	91,156
Telephone	113,589	113,700	114,621	116,789	116,463
Broadband Internet and other	63,241	68,061	72,104	77,183	79,372

Total connections	262,270	269,537	276,142	286,146	286,991
Average monthly revenue per:
Customer	$85.79	$85.18	$85.59	$87.15	$88.64
Cable television	49.04	48.31	48.82	50.74	52.15
Telephone	42.86	43.09	42.93	42.23	41.72
Broadband Internet and other	35.31	34.54	33.85	33.31	32.87

(1)	During the first six months of 2006, Grande sold certain off-net MDU assets in Dallas for net proceeds of $2.5 million in two closings. The first closing occurred on March 31, 2006, with net proceeds of $1.9 million, and the second closing occurred on June 19, 2006 with net proceeds of $0.6 million. The operating date for the quarter ended June 30, 2006, reflects this sale. The effect of the asset sale on the operating metrics data is shown in the table below:

Reduction in operating data resulting from asset sale
Marketable homes passed
Customers	3,811
Number of connections
Cable television	1,623
Telephone	—
Broadband Internet and other	—

Total connections	1,623

Operating revenues for broadband transport services for the three months ended June 30, 2005 and 2006, were $2.2 million and $1.9 million, respectively, a decrease of $0.3 million, or 14%. Operating revenue for network services for the three months ended June 30, 2005 and 2006, was $13.8 million and $9.0 million, respectively, a decrease of $4.8 million, or 35%, due to the components outlined above.

Cost of revenues for the three months ended June 30, 2005 and 2006, were $19.3 million and $16.5 million, respectively, a decrease of $2.8 million, or 15%. The decrease in cost of revenues was primarily due to the decrease in network services revenue, which, in turn, led to a decrease in the variable component of network services costs. Cost of revenues decreased as a percentage of revenues from 39% for the three months ended June 30, 2005, to 35% for the three months ended June 30, 2006.

Selling, general and administrative expense for the three months ended June 30, 2005 and 2006, was $23.8 million and $24.8 million, respectively, an increase of $1.0 million, or 4%, primarily due to the costs of growing the bundled services business and management changes that occurred during Q2 2006. Selling, general and administrative expense increased as a percentage of revenues from 48% to 52%, primarily due to the 35% decrease in network service revenue.

For the three months ended June 30, 2005 and 2006, gain/loss on sale of assets was $0.0 million and $0.6 million, respectively, an increase of $0.6 million. The increase was primarily due to the June 19, 2006, closing on the sale of assets in Dallas. Proceeds from this second closing were $0.6 million. This sale was in conjunction with the first closing of MDUs sold on March 31, 2006, for $1.9 million, which included a gain on sale of assets of $1.9 million. These assets are non-strategic in nature and were originally acquired in Grande’s October 2003 purchase of Advantex.

EBITDA/Adjusted EBITDA

Net income (loss) before interest income, interest expense, taxes, depreciation and amortization is commonly referred to in Grande’s business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. Grande believes EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by management to measure the operating performance of Grande’s business. Because Grande has been funded and completed the build-out of its networks by raising and expending large amounts of capital, its results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of the business, apart from the expenses associated with physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in Grande’s industry, although the measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered an alternative to those measurements as an indicator of Grande’s performance.

In Q2 2004, Grande wrote off debt issuance costs of approximately $2.1 million associated with the repayment of its senior credit facility following the completion of its senior notes offering. In Q4 2005, Grande recognized a goodwill impairment loss of $39.6 million associated with the results of Grande’s annual impairment test. In Q1 2006, Grande began recognizing compensation expense for stock-based compensation in accordance with FASB Statement No. 123R, which is a non-cash item. The company believes debt issuance costs, goodwill impairments and non-cash, stock-based compensation to be analogous to amortization or interest expense, and therefore believes it is more useful to show EBITDA net of these amounts because Grande believes it is a better measure of operating performance and is more comparable to prior periods. However, because of the nature of these charges, the company is referring to EBITDA, net of debt issuance costs, goodwill impairments and non-cash, stock-based compensation charges, as “Adjusted EBITDA.”

Adjusted EBITDA was $7.4 million and $7.0 million for the quarters ended June 30, 2005 and 2006, respectively, a decrease of $0.4 million, or 5%. The decrease was primarily due to the 35% decrease in network services revenue partially offset by bundled services growth. The reconciliation of EBITDA/Adjusted EBITDA to net loss over the past five quarters is as follows:

	Unaudited
	Three Months Ended
($s in thousands)	June 30, 2005	Sepember 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006
Reconciliation of EBITDA/Adjusted EBITDA
Net loss as reported	$(12,146)	$(12,488)	$(52,981)	$(9,636)	$(13,192)

Interest income	(143)	(161)	(89)	(141)	(416)
Interest expense	4,611	4,609	4,837	5,106	6,295
Income taxes	50	—	—	75	75
Depreciation & Amortization	15,075	13,864	16,041	13,882	14,192

EBITDA	$7,447	$5,824	$(32,192)	$9,286	$6,954
Stock-based compensation expense	—	—	—	33	55
Goodwill Impairment	—	—	39,576	—
Loss on extinguishment of debt	—	—	—	—	—

Adjusted EBITDA	$7,447	$5,824	$7,384	$9,319	$7,009

Capital Expenditures and Liquidity

Grande spent approximately $31.2 million and $15.1 million in capital expenditures, including capitalized interest of $1.7 million and $1.1 million, during the six months ended June 30, 2005 and 2006, respectively. The decrease of $16.1 million is primarily due to a decrease in constructing new marketable homes beginning in Q3 2005. The capital expenditures amounts described above relate to network construction; initial installation costs; the purchase of customer premise equipment, such as cable set-top boxes and cable modems; and corporate and network equipment, such as switching and transport equipment; and billing and information systems.

On March 24, 2006, Grande raised net proceeds of approximately $30.5 million in a private placement of an additional $32.0 million in aggregate principal amount of 14% senior secured notes due 2011. These additional notes were issued under the existing indenture and are part of the same series of notes as the notes issued in March 2004. These notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Grande is using the net proceeds for capital expenditures and working capital purposes.

At June 30, 2006, Grande had total cash and cash equivalents of $49.2 million and $174.2 million of long-term debt outstanding. Additionally, on July 31, 2006, Grande completed and funded a capital lease on customer premise equipment totaling $4.4 million.

Conference Call Details

Grande Communications Holdings, Inc. will hold a conference call Thursday, Aug. 10, 2006 at 11 a.m. CDT (noon EDT) to discuss earnings for Q2 2006. Grande CEO Roy H. Chestnutt and Grande Chief Financial Officer Michael L. Wilfley will host the conference call at (800) 795-1259. The conference ID is: “7Grande.” A recording of the call will be available at (800) 839-4088 until the end of the day Thursday, Aug. 17, 2006.

About Grande Communications® (www.grandecom.com)

Headquartered in San Marcos, Grande Communications is building a deep-fiber broadband network to homes and businesses from the ground up. Grande delivers high-speed Internet, local and long-distance telephone, digital cable and wireless home security services over its own advanced network to communities in Texas. Grande’s bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco. Grande also leverages its telephony and data infrastructure by serving enterprises and communications carriers nationwide with broadband transport services and network services. Grande’s voice network terminates traffic worldwide, offering both traditional and IP-based services; its managed modem network provides coverage nationwide; and its private line and metropolitan networks provide optical services in Texas and surrounding states. Grande’s 3,100-fiber-mile network incorporates SONET-based technology for protection, diversity and optimal performance.

Forward Looking Statements

This press release may contain forward-looking statements relating to Grande operations that are based on its current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could cause actual results and outcomes to be materially different. Such risks and uncertainties include those listed under the caption “Risk Factors” in Grande’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Grande undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Grande Communications’ Financial Statements

Grande Communications Holdings, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	Unaudited
	Three Months Ended
	June 30, 2005	June 30, 2006
Operating revenues	$49,775	$47,557
Operating expenses:
Cost of revenues	19,319	16,475
Selling, general and administrative	23,821	24,825
Depreciation and amortization	15,075	14,192

Total operating expenses	58,215	55,492

Operating loss	(8,440)	(7,935)

Other income (expense):
Interest income	143	416
Interest expense	(4,611)	(6,295)
Other income	750	—
Gain on disposal of assets	12	622

Total other income (expense)	(3,706)	(5,257)

Net loss	$(12,146)	$(13,192)

Basic and diluted net loss per share	$(0.98)	$1.06
Basic and diluted weighted average number of common shares outstanding	12,440	12,503

Grande Communications Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2005	June 30, 2006
	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,719	$49,207
Investments (1)	350	—
Accounts receivable, net	18,884	17,531
Prepaid expenses and other current assets	1,973	2,751

Total current assets	$47,926	$69,489

Property, plant and equipment, net	$297,183	$283,750
Goodwill	93,639	93,639
Other intangible assets, net	1,963	1,855
Debt issue costs, net	5,970	5,618
Restricted cash & other assets	3,857	3,346

Total assets	$450,538	$457,697

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,232	$13,626
Accrued liabilities	20,333	20,090
Deferred revenue	6,006	5,987
Current portion of capital lease obligations and note payable	981	948

Total current liabilities	$41,552	$40,651
Deferred rent	984	1,300
Deferred revenue	4,374	4,092
Capital lease obligations, net of current portion	14,365	13,974
Long term debt	129,056	160,204
Commitments and contingencies
Stockholders’ equity:
Preferred stock	441	441
Common stock	13	13
Additional paid-in capital	508,346	508,443
Treasury stock, at cost	(5)	(5)
Accumulated deficit	(248,588)	(271,416)

Total stockholders’ equity	260,207	237,476

Total liabilities and stockholders’ equity	$450,538	$457,697

(1)	Investments consist of short-term holdings in certificates of deposit with banks and high grade commercial paper.